Exhibit 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Our Business

For more than a century, we have designed, built, overhauled and repaired ships primarily for the U.S. Navy and the U.S. Coast Guard. HII is organized into two operating segments, Ingalls and Newport News, which represent our reportable segments. Through our Ingalls segment, we are the builder of amphibious assault and expeditionary warfare ships for the U.S. Navy, the sole builder of National Security Cutters for the U.S. Coast Guard, and one of only two companies that builds the Navy's current fleet of DDG-51 Arleigh Burke-class destroyers. Through our Newport News segment, we are the nation's sole designer, builder and refueler of nuclear-powered aircraft carriers, and one of only two companies currently designing and building nuclear-powered submarines for the U.S. Navy. We are one of the nation's leading full-service providers for the design, engineering, construction and life cycle support of major surface ship programs for the U.S. Navy. We conduct substantially all of our business with the U.S. Government, principally the DoD. As prime contractor, principal subcontractor, team member or partner, we participate in many high-priority U.S. defense technology programs.

The following discussion should be read along with the audited consolidated financial statements included in this Annual Report on Form 10-K.

Business Environment

In August 2011, the Budget Control Act reduced the DoD top line budget by $487 billion from fiscal year 2012 through 2021. Additionally, because Congress did not identify savings to reduce the U.S. deficit by up to $1.2 trillion prior to March 1, 2013, budgetary sequestration was implemented under the BCA. Sequestration requires an additional reduction from fiscal year 2012 through 2021 of $500 billion for defense spending and $500 billion for non-defense discretionary spending, including the U.S. Coast Guard. On December 26, 2013, the President signed into law the Bipartisan Budget Act, which provided $63 billion in sequestration relief over two years, split evenly between defense and non-defense programs, and set overall discretionary spending at $1.012 trillion for fiscal year 2014 and $1.013 trillion for fiscal year 2015. Sequestration remains in effect under the BCA for fiscal years 2016 through 2021. Significant uncertainty exists regarding the specific effects of sequestration in 2016 and beyond, and the resulting funding reductions could have material consequences for our business, employee base, facilities and suppliers.

U.S. Government operations, including appropriations for DoD and Department of Homeland Security ("Homeland Security") programs, were funded for the balance of fiscal year 2014 under the Consolidated Appropriations Act for Fiscal Year 2014. The FY 2014 Act specifically provided funding for the advance construction of CVN-79 John F. Kennedy, construction of two SSN-774 Virginia-class submarines, continuation of the CVN-72 USS Abraham Lincoln RCOH, continuation of DDG-51 Arleigh Burke-class destroyer production, and cost to complete for LHA-6 America. The FY 2014 Act also fully funded construction of NSC-7 Kimball, and provided funding for NSC-8 Midgett long-lead-time material. The Fiscal Year 2015 President's Budget Request is expected to be delivered to Congress in March 2014.

Defense Industry Overview

The United States faces a complex, uncertain and rapidly changing national security environment. The defense of the United States and its allies requires the ability to respond to constantly evolving threats, terrorist acts, regional conflicts and cyber attacks, responses to which are increasingly dependent on early threat identification. National responses to such threats can require unilateral or cooperative initiatives that include dissuasion, deterrence, active defense, security and stability operations, and peacekeeping. We believe the U.S. Government will continue to place a high priority on the protection of its engaged forces and citizenry and on minimizing collateral damage when force must be applied in pursuit of national objectives.

The United States' engagement in combating terrorism around the world, coupled with the need to modernize

U.S. military forces, has driven DoD funding levels since 2001. In February 2010, the DoD released its Report of the Quadrennial Defense Review ("QDR"), a legislatively-mandated review of military strategy and priorities that shapes defense funding over the ensuing four years. The QDR emphasized four key strategic priorities: prevailing in today's wars, preventing and deterring conflict, preparing to defeat adversaries in a wide range of contingencies, and preserving and enhancing the All-Volunteer Force. The DoD is currently conducting the 2014 QDR, and the results are expected to be released concurrent with submission of the Fiscal Year 2015 President's Budget Request to the Congress.

We expect that the nation's engagement in a multi-front, multi-decade struggle will require an affordable balance between investments in current missions and investments in new capabilities to meet future challenges. The DoD faces the additional challenge of recapitalizing equipment and rebuilding readiness at a time when the DoD is pursuing modernization of its capabilities, while facing additional major budget cuts that began in 2013. While the Bipartisan Budget Act established new budget caps and provided sequestration relief for fiscal years 2014 and 2015 defense and non-defense discretionary programs, the Administration continues to consider how sequestration could impact programs for 2016 and beyond, and the outcome of that assessment could have a significant impact on future defense spending plans.

In May 2013, the U.S. Navy released its 2014 Long Range Plan. The 2014 Long Range Plan anticipates a fleet of 306 ships comprised of 12 ballistic missile submarines, 11 nuclear-powered aircraft carriers, 48 nuclear-powered attack submarines, 88 large multi-mission surface combatants, 52 small multi-role surface combatants, 33 amphibious landing ships, 29 combat logistics force ships, and 33 support vessels. The 2014 Long Range Plan also notes that the four SSGN currently in service will retire in the mid-2020s, and the U.S. Navy is exploring the possibility of inserting a quad-pack of large diameter payload tubes in Block V SSN-774 Virginia-class submarines to offset the loss of the SSGN strike capability. The 2014 Long Range Plan also acknowledges that the DoD will encounter several challenges in executing the plan, particularly with regard to funding new submarines to replace the Ohio-class nuclear ballistic submarines. Significant reductions in the number of ships procured by the U.S. Navy would have a material adverse effect on our financial position, results of operations or cash flows.

It is anticipated that the U.S. Navy will submit a shipbuilding plan to Congress, concurrent with the Fiscal Year 2015 President's Budget Request, which will provide additional details regarding the force structure of 306 ships.

The shipbuilding defense industry, as characterized by its competitors, customers, suppliers, potential entrants and substitutes, is unique in many ways. It is heavily capital and skilled labor intensive. The U.S. Navy, a large single customer with many needs and requirements, dominates the industry's customer base and is served by a supplier base that has trended toward exclusive providers. Smaller shipyards, however, have entered the market to build the U.S. Navy's new LCS. The U.S. Navy must compete with other national priorities, including other defense activities and entitlement programs, for a share of federal budget funding.

The DoD announced various initiatives designed to gain efficiencies, refocus priorities and enhance business practices used by the DoD, including those used to procure goods and services from defense contractors. The most recent initiatives are organized into five major areas: Affordability and Cost Growth; Productivity and Innovation; Competition; Services Acquisition; and Processes and Bureaucracy. These initiatives are relatively new, and the specific impacts on our industry will be understood better as the DoD implements them further. See Risks Related to Our Business in Item 1A.

Program Descriptions

For convenience, a brief description of certain programs discussed in this Annual Report on Form 10-K is included in the Glossary of Programs.

CONTRACTS

We generate the majority of our revenues from long-term government contracts for design, production and support activities. Government contracts typically include the following cost elements: direct material, labor and subcontracting costs, and certain indirect costs, including allowable general and administrative expenses. Unless otherwise specified in a contract, costs billed to contracts with the U.S. Government are determined under the requirements of the FAR and CAS regulations as allowable and allocable costs. Examples of costs incurred by us that are not allowable under the FAR and CAS regulations include certain legal costs, lobbying costs, charitable donations, interest expense and advertising costs.

We monitor our policies and procedures with respect to our contracts on a regular basis to ensure consistent application under similar terms and conditions as well as compliance with all applicable government regulations. In addition, the DCAA routinely audits the costs we incur that are allocated to contracts with the U.S. Government.

Our long-term contracts typically fall into one of two broad categories:

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Flexibly-Priced Contracts - Includes both cost-type and fixed-price incentive contracts. Cost-type contracts provide for reimbursement of the contractor's allowable costs plus a fee that represents profit. Cost-type contracts generally require that the contractor use its reasonable efforts to accomplish the scope of the work within some specified time and some stated dollar limitation. Fixed-price incentive contracts also provide for reimbursement of the contractor's allowable costs, but are subject to a cost-share limit that affects profitability. Fixed-price incentive contracts effectively become firm fixed-price contracts once the cost-share limit is reached. Approximately 98%, 98% and 99% of our revenues for the years ended December 31, 2013, 2012 and 2011, respectively, were generated from flexibly-priced contracts, including certain fixed-price incentive contracts that have exceeded their cost-share limit.

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Firm Fixed-Price Contracts - A firm fixed-price contract is a contract in which the specified scope of work is agreed to for a price that is predetermined by bid or negotiation and not generally subject to adjustment regardless of costs incurred by the contractor. Time and materials contracts, which specify a fixed hourly rate for each labor hour charged, are considered firm fixed-price contracts. Approximately 2%, 2% and 1% of our revenues for the years ended December 31, 2013, 2012 and 2011, respectively, were generated from firm fixed-price arrangements.

Contract Fees - Negotiated contract fee structures for both flexibly-priced and firm fixed-price contracts include: fixed fee amounts, cost sharing arrangements to reward or penalize contractors for under or over cost target performance, respectively, positive award fees and negative penalty arrangements. Profit margins may vary materially depending on the negotiated contract fee arrangements, percentage-of-completion of the contract, the achievement of performance objectives, and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined.

Award Fees - Certain contracts contain award fees based on performance criteria such as cost, schedule, quality and technical performance. Award fees are determined and earned based on an evaluation by the customer of our performance against such negotiated criteria. Fees that we are reasonably assured of collecting and that can be reasonably estimated are recorded over the performance period of the contract.

CRITICAL ACCOUNTING POLICIES, ESTIMATES, AND JUDGMENTS

Our consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management considers an accounting policy to be critical if it is important to our financial condition and results of operations, and if it requires significant judgment and estimates by management in its application. The development and selection of these critical accounting policies have been determined by our management. We have reviewed our critical accounting policies and estimates with the audit committee of our board of directors. Due to the significant judgment involved in selecting certain of the assumptions used in these areas, it is possible that different parties could choose different assumptions and reach different conclusions. We consider the policies relating to the following matters to be critical accounting policies:

•	Revenue recognition;

•	Purchase accounting and goodwill;

•	Litigation, commitments and contingencies;

•	Retirement related plans; and

•	Workers' compensation.

Revenue Recognition

Overview - We derive the majority of our revenues from long-term contracts for the production of goods and services provided to the federal government, which are accounted for in conformity with GAAP for construction-type and production-type contracts and federal government contractors. We classify contract revenues as product sales or service revenues depending on the predominant attributes of the relevant underlying contracts. We consider the nature of these contracts and the types of products and services provided when determining the proper accounting method for a particular contract.

Percentage-of-Completion Accounting - We generally recognize revenues from our long-term contracts under the cost-to-cost measure of the percentage-of-completion method of accounting. The percentage-of-completion method recognizes income as work on a contract progresses. For most contracts, we calculate sales based on the percentage of costs incurred in relation to total Estimated Costs at Completion of the Contract ("EAC"). For certain contracts with large up-front purchases of material, sales are calculated based on the percentage that direct labor costs incurred bear to total estimated direct labor costs at completion. For certain contracts that provide for deliveries of a substantial number of similar units, sales are accounted for using units of delivery as the basis to measure progress toward completion.

The use of the percentage-of-completion method depends on our ability to make reasonably dependable cost estimates for the design, manufacture, and delivery of our products and services. Such costs are typically incurred over a period of several years, and estimation of these costs requires the use of judgment. We record sales under cost-type contracts as costs are incurred.

Many contracts contain positive and negative profit incentives based upon performance relative to predetermined targets that may occur during or subsequent to delivery of the product. These incentives take the form of potential additional fees to be earned or penalties to be incurred. Incentives and award fees that we are reasonably assured of collecting and can be reasonably estimated are recorded over the performance period of the contract. Incentives and award fees that we are not reasonably assured of collecting or cannot be reasonably estimated are recorded when awarded or at such time as a reasonable estimate can be made.

At the start of each contract, we estimate an initial profit-booking rate that considers risks related to technical requirements and feasibility, schedule and contract costs. Management then performs periodic reviews of our contracts in order to evaluate technical matters, schedule and contract costs. During the life of a contract, the profit-booking rate may increase as we are able to retire risks in connection with technical matters, schedule and contract costs. Conversely, if we are not able to retire these risks, our EAC may increase, resulting in a lower profit-booking rate.

Changes in estimates of contract sales, costs and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes in future periods of contract performance is recognized as if the revised estimate had been the original estimate. A significant change in an estimate on one or more contracts in a period could have a material effect on our consolidated financial position or results of operations for that period.

For the years ended December 31, 2013, 2012 and 2011, favorable and unfavorable cumulative catch-up adjustments were as follows:

	Year Ended December 31
($ in millions)	2013	2012	2011
Gross favorable adjustments	$220	$194	$188
Gross unfavorable adjustments	(107)	(132)	(134)
Net adjustments	$113	$62	$54

For the year ended December 31, 2013, favorable cumulative catch-up adjustments were primarily related to the SSN-774 Virginia-class submarine program, driven by risk retirement, performance improvement and the favorable resolution of outstanding contract changes, risk retirement on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH, and risk retirement on the Legend-class NSC program. For the same period, unfavorable cumulative catch-up adjustments were primarily related to the closing of our Gulfport facility, costs and delays on

LHA-6 America associated with the remediation of mechanical issues identified during testing, as well as unfavorable performance on LPD-25 Somerset, including costs and delays associated with repairing damages caused by underwater debris during preparation for sea trials.

For the year ended December 31, 2012, favorable cumulative catch-up adjustments were primarily the result of risk retirement on the SSN-774 Virginia-class submarine program and the execution contract for the CVN-71 USS Theodore Roosevelt RCOH, the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise EDSRA, as well as the receipt of $7 million in resolution of a contract dispute with a private party. For the same period, unfavorable cumulative catch-up adjustments were primarily related to higher than expected costs to complete LPD-24 USS Arlington, as well as increased workers' compensation expense driven by discount rates.

For the year ended December 31, 2011, favorable cumulative catch-up adjustments were primarily the result of risk retirement on the SSN-774 Virginia-class submarine program and LPD-23 Anchorage. Unfavorable cumulative catch-up adjustments in 2011 were primarily related to lower performance on LPD-22 USS San Diego and LPD-24 USS Arlington.

Cost Estimation - The cost estimation process requires significant judgment and is based upon the professional knowledge and experience of our engineers, program managers and financial professionals. Factors we consider in estimating the work to be completed and ultimate contract recovery include the availability, productivity and cost of labor, the nature and complexity of the work to be performed, the effect of change orders, the availability of materials, the effect of any delays in performance, the availability and timing of funding from the customer, and the recoverability of any claims included in the estimates to complete. A significant change in an estimate on one or more contracts in a period could have a material effect on our consolidated financial position or results of operations for that period, and, where such changes occur, separate disclosure is made of the nature, underlying conditions and financial impact of the change. We update our contract cost estimates at least annually and more frequently as determined by events or circumstances. We review and assess our cost and revenue estimates for each significant contract on a quarterly basis.

We record a provision for the entire loss on a contract in the period the loss is determined when estimates of total costs to be incurred on the contract exceed estimates of total revenues to be earned. We offset loss provisions first against costs that are included in unbilled accounts receivable or inventoried costs, with any remaining amount reflected in other current liabilities.

Other Considerations - Defined benefit pension and other postretirement plan ("retirement related benefit plans") benefit costs are allocated to our contracts as allowed costs based upon CAS. The CAS requirements for retirement related benefit plans costs differ from the Financial Accounting Standards ("FAS") requirements. Given the inability to match with reasonable certainty individual expense and income items between the CAS and FAS requirements to determine specific recoverability, we have not estimated the incremental FAS income or expense recoverable under our expected future contract activity, and therefore did not defer any FAS expense for retirement related benefit plans. Therefore the difference between FAS and CAS is recorded as period income or expense within general administrative expenses. This resulted in a FAS expense in excess of CAS cost of $61 million, $80 million, and $23 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Purchase Accounting and Goodwill
Overview - Goodwill represents the purchase price paid in excess of the fair value of identifiable net tangible and intangible assets acquired in a business combination. The amount of our goodwill at both December 31, 2013 and 2012, was $881 million.

Tests for Impairment - We perform impairment tests for goodwill as of November 30 of each year, or when evidence of potential impairment exists. When testing goodwill, we first compare the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit is determined to be less than the carrying value, we perform a second step to estimate the fair value of goodwill, based in part on the fair value of the underlying operations. We record a charge to operations when we determine that the recorded amount of goodwill exceeds its fair value during this second step.

We estimate the fair value of each reporting unit using a combination of discounted cash flow analysis and market based valuation methodologies. Determining fair value requires the exercise of significant judgment, including judgments about projected revenues, operating expenses, working capital investment, capital expenditures and cash flows over a multi-year period. The discount rate applied to our forecasts of future cash flows is based on our estimated weighted average cost of capital. In assessing the reasonableness of our determined fair values, we evaluate our results against our market capitalization. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.
November 30, 2013 Impairment Test - We performed our annual goodwill impairment testing as of November 30, 2013, and determined that the estimated fair value of each of our reporting units significantly exceeded its corresponding carrying value.

Litigation, Commitments and Contingencies

Overview - We are subject to a range of claims, lawsuits, environmental and income tax matters and administrative proceedings that arise in the ordinary course of business. Estimating liabilities and costs associated with these matters requires judgment and assessment based upon professional knowledge and the experience of management and our internal and external legal counsel. In accordance with our practices relating to accounting for contingencies, we record amounts as charges to earnings when we determine, after taking into consideration the facts and circumstances of each matter, including any settlement offers, that it is probable a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any such exposure may vary from earlier estimates as further facts and circumstances become known.

Environmental Accruals - We are subject to the environmental laws and regulations of the jurisdictions in which we conduct operations. We record a liability for the costs of expected environmental remediation obligations when we determine that it is probable we will incur such costs and the amount of the liability can be reasonably estimated. When a range of costs is possible and no amount within that range is a better estimate than another, we record the minimum amount of the range.

Factors that could result in changes to the assessment of probability, range of estimated costs and environmental accruals include: modification of planned remedial actions, increase or decrease in the estimated time required to remediate, discovery of more extensive contamination than anticipated, results of efforts to involve other legally responsible parties, financial insolvency of other responsible parties, changes in laws and regulations or contractual obligations affecting remediation requirements and improvements in remediation technology. Although we cannot predict whether new information gained as remediation projects progress will materially affect the accrued liability, we do not believe that future remediation expenditures will have a material effect on our financial position, results of operations or cash flows.

Asset Retirement Obligations - We record all known asset retirement obligations for which the liability's fair value can be reasonably estimated, including certain asbestos removal, asset decommissioning and contractual lease restoration obligations. Recorded amounts as of both December 31, 2013 and 2012, were $25 million, and consist primarily of obligations associated with the wind down of military shipbuilding operations at our Avondale facility. See Note 2: Summary of Significant Accounting Policies in Item 8.

We also have known conditional asset retirement obligations related to assets currently in use, such as certain asbestos remediation and asset decommissioning activities to be performed in the future, that were not reasonably estimable as of December 31, 2013, due to insufficient information about the timing and method of settlement of the obligation. Accordingly, the fair value of these obligations has not been recorded in the consolidated financial statements. Environmental remediation and/or asset decommissioning of these facilities may be required when we cease to utilize these facilities. In addition, there may be conditional environmental asset retirement obligations that we have not yet discovered (for example, asbestos of which we have not become aware through normal business operations may exist in certain buildings), and these obligations have, therefore, not been included in our consolidated financial statements.

Litigation Accruals - Litigation accruals are recorded as charges to earnings when management has determined, after taking into consideration the facts and circumstances of each matter, including any settlement offers, that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any exposure may vary from earlier estimates as further facts and circumstances become known. Based upon the information available, we believe that the resolution of any of these various claims and legal proceedings will not have a material effect on our consolidated financial position, results of operations or cash flows.

Uncertain Tax Positions - Uncertain tax positions meeting the more-likely-than-not recognition threshold, based on the merits of the position, are recognized in the financial statements. We recognize the amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, we recognize an expense for the amount of the penalty in the period the tax position is claimed or expected to be claimed in our tax return. Penalties and accrued interest related to uncertain tax positions are recognized as a component of income tax expense. See Note 13: Income Taxes in Item 8. Changes in accruals associated with uncertain tax positions are recorded in earnings in the period they are determined.

Retirement Related Plans

We recognize, on a plan-by-plan basis, the funded status of our retirement related plans as an asset or liability on our balance sheet, with corresponding adjustments to after-tax accumulated other comprehensive income, and deferred tax assets or liabilities. The funded status represents the difference between the benefit obligation and the fair value of plan assets. See Note 18: Employee Pension and Other Postretirement Benefits in Item 8.

We calculate our retirement related benefit plan costs under both CAS and FAS. The calculations under CAS and FAS require significant judgment. CAS prescribes the determination, allocation, and recovery of retirement related benefit plan costs on U.S. Government contracts through the pricing of products and services. FAS outlines the methodology used to determine retirement related benefit plan expense or income, as well as the liability, for financial reporting purposes. The CAS requirements for these costs and their calculation methodologies differ from FAS. As a result, while both CAS and FAS use assumptions in their calculation methodologies, each method results in different calculated amounts of retirement related benefit plan costs.

The cash funding requirements for our qualified pension plans are determined under the Employee Retirement Income Security Act of 1974 ("ERISA"), which is primarily based on the year's expected service cost and amortization of other previously unfunded liabilities. Effective January 1, 2011, we were subject to the funding requirements under the Pension Protection Act of 2006 ("PPA"), which amended ERISA. Under the PPA, we are required to fully fund our pension plans over a rolling seven-year period as determined annually based upon the funded status at the beginning of each year. PPA also introduced a variety of benefit restrictions that apply if a plan falls below different funded percentages, as defined by the Internal Revenue Code. Among various items, we consider both the minimum funding requirements and the funded status of each plan from the perspective of potential benefit restrictions in developing our contribution schedule in a given year, and we may make additional discretionary contributions beyond minimum funding requirements.

During 2012, the Moving Ahead for Progress in the 21st Century Act ("MAP-21") was enacted. MAP-21 includes provisions for potential relief to plan sponsors in the form of higher interest rate assumptions that are used to determine minimum funding requirements. The relief derived from these provisions will be phased out to lower levels over the next few years. We consider the effects of legislation such as MAP-21 in the context of current year and future projected funded status levels in deciding on the level of contributions to make to our plans each year.

We record CAS retirement related benefits cost in the results of our business segments, and we include the FAS expense for these benefits in total operating income under GAAP. Due to the differences between FAS and CAS amounts, we also present the difference between FAS expense and CAS cost, referred to as our FAS/CAS Adjustment, to reconcile segment operating income to total operating income on a consolidated basis under GAAP. Due to the foregoing differences in requirements and calculation methodologies, our FAS pension expense is not necessarily indicative of the funding requirements under PPA or the amounts we recover from the U.S. Government under CAS.

When PPA was enacted, it was anticipated that the amounts required to be funded would exceed government contractors' recovery of those costs under CAS. To remedy this cash flow misalignment, on December 27, 2011, the U.S. Cost Accounting Standards Board issued its final CAS Harmonization Rule ("Harmonization"). Harmonization is intended to improve the alignment of the pension cost recovered through contract pricing under CAS and the pension funding requirements under the PPA. Harmonization became effective for forward pricing purposes for contracts negotiated on or after February 27, 2012. Under Harmonization, only contracts entered into before the effective date qualify for an equitable adjustment. Price proposals for CAS covered contracts awarded on or after the effective date of February 27, 2012, reflect the effects of the rule. Harmonization affects pension costs on contracts, with initial effects beginning in 2013. We expect it will result in increased recoverable CAS pension costs allocable to our contracts, with greater impacts beginning to phase in during 2014.

Assumptions - We account for our retirement related benefit plans on the accrual basis under FAS. The measurements of obligations, costs, assets and liabilities require significant judgment. The key assumptions in these measurements are the interest rate used to discount future benefit payments and the expected long-term rate of return on plan assets.

Discount Rate - The assumed discount rate under FAS is used to determine the current retirement related benefit plan expense and obligations, and represents the hypothetical rate at which the plans' benefit obligations could be effectively settled at the measurement date. Consequently, the discount rate can be volatile from year to year. The discount rate assumption is determined for each plan by constructing a portfolio of high quality bonds with cash flows that match the estimated outflows for future benefit payments to determine a single equivalent discount rate. Benefit payments are not only contingent on the terms of a plan, but also on the underlying participant demographics, including current age and assumed mortality. We use only bonds that are denominated in U.S. Dollars, are rated Aa or better by nationally recognized statistical rating agencies, have a minimum outstanding issue of $100 million as of the measurement date, and are not callable, convertible or index-linked. Since bond yields are generally unavailable beyond 30 years, we assume those rates will remain constant beyond that point.

Taking into consideration the factors noted above, our weighted average discount rate for pensions was 5.27% and 4.24% as of December 31, 2013 and 2012, respectively. Our weighted average discount rate for other postretirement benefits was 5.03% and 4.04% as of December 31, 2013 and 2012, respectively.

Expected Long-Term Rate of Return - The expected long-term rate of return on assets is used to calculate net periodic expense, and is based on such factors as historical returns, targeted asset allocations, investment policy, duration, expected future long-term performance of individual asset classes, interest rates, inflation, portfolio volatility, investment management and administrative fees, and risk management strategies. While studies are helpful in understanding past and current trends and performance, the assumption is based more on longer term and prospective views to avoid short-term market influences. Historical plan asset performance alone has inherent limitations in predicting future returns. In order to reflect expected lower future market returns, we reduced the expected long-term rate of return assumption from 8.00%, used to record 2012 expense, to 7.50% for 2013. The decrease in the expected return on assets assumption was primarily related to lower asset class returns for long bonds and to a lesser extent for equities. Unless plan assets and benefit obligations are subject to remeasurement during the year, the expected return on pension assets is based on the fair value of plan assets at the beginning of the year. We will continue to use this 7.50% assumption for recording 2014 FAS pension expense. We assess this assumption at least annually.

Differences arising from actual experience or changes in assumptions might materially affect retirement related benefit plan obligations and the funded status. Actuarial gains and losses arising from differences from actual experience or changes in assumptions are deferred in accumulated other comprehensive income. This unrecognized amount is amortized as a component of net expense to the extent it exceeds 10% of the greater of the plan's benefit obligation or plan assets. The amortization period for actuarial gains and losses is the estimated average remaining service life of the plan participants, which is approximately 10 years. In 2013, the actual return on assets was approximately 10.5%, which was higher than the expected return assumption of 7.50%. For the year ended December 31, 2013, the weighted average discount rates for our pension and other postretirement benefit plans increased by 103 and 99 basis points, respectively. These differences in asset returns and discount rates resulted in a combined net actuarial gain of approximately $949 million.

An increase or decrease of 25 basis points in the discount rate and the expected long-term rate of return assumptions would have had the following approximate impacts on pensions:

($ in millions)	Increase (Decrease) in 2014 Expense	Increase (Decrease) in December 31, 2013 Obligations
25 basis point decrease in discount rate	$19	$174
25 basis point increase in discount rate	(16)	(165)
25 basis point decrease in expected return on assets	11
25 basis point increase in expected return on assets	(11)

A $50 million pension contribution is generally expected to favorably impact the current year expected return on assets by approximately $2 million, depending on the timing of the contribution.

CAS Cost - In addition to providing the methodology for calculating retirement related benefit plan costs, CAS also prescribes the method for assigning those costs to specific periods. While the ultimate liability for such costs under FAS and CAS is similar, the pattern of cost recognition is different. The key drivers of CAS pension cost include the funded status and the method used to calculate CAS reimbursement for each of our plans, as well as our expected long-term rate of return on assets assumption. A plan’s CAS pension cost can only be allocated until the plan is fully funded as defined under the CAS requirements.

Through 2013, CAS required the discount rate to be consistent with the expected long-term rate of return on assets assumption, which changed infrequently given its long-term nature. As a result, short-term changes in bond or other interest rates generally did not impact CAS costs. Under Harmonization the liability used to determine CAS cost is developed by comparing the liability under the previous CAS methodology and assumptions to a liability based on a discount rate derived from yields on high quality bonds. When Harmonization is fully phased in, the greater of the two liabilities will be used for CAS cost calculations. Generally, liabilities based on a discount rate of high quality bonds will be higher than liabilities calculated prior to Harmonization. The four year phase in period commencing in 2014 requires the use of a blend of the pre and post Harmonization liabilities. We expect our allocable CAS costs to increase under Harmonization as the regulation was intended.

Other FAS and CAS Considerations - A key driver of the difference between FAS expense and CAS cost (and consequently the FAS/CAS Adjustment) is the pattern of earnings and expense recognition for gains and losses that arise when our asset and liability experiences differ from our assumptions under each set of requirements. Under FAS, our net gains and losses exceeding the 10% corridor are amortized over the employee's average future service life of approximately 10 years. Under CAS, net gains and losses were amortized over a 15-year period without regard to a corridor approach. Under Harmonization, the amortization period for CAS changed to 10 years for gains and losses experienced beginning in 2013. Both FAS and CAS use a "market-related value" of plan assets approach to calculate the amount of deferred asset gains or losses to be amortized. Under CAS actual asset gains and losses are systematically spread over five years, subject to certain limitations. For FAS, we do not use this spreading method, and instead use fair value in determining our FAS expenses. Accordingly, FAS expense generally reflects recent gains and losses faster than CAS.

Additionally, CAS cost is only recognized for plans that are not fully funded as defined under CAS. If a plan becomes or ceases to be fully funded due to our asset or liability experience, our CAS cost will change accordingly. We update our estimates of future FAS expense and CAS cost at least annually based on factors such as actual calendar year plan asset returns, actual census data, and other actual and projected experience.

The FAS/CAS Adjustment in 2013 was a net expense of $61 million, compared to a net expense of $80 million in 2012. The favorable change was driven by increased CAS cost, partially offset by increased FAS expense. The increase in FAS expense was due primarily to commencing the amortization in 2013 of the net actuarial losses incurred in 2012, partially offset by the impact of the remeasurement in 2013 of our postretirement benefit plans. The FAS/CAS Adjustment in 2012 was a net expense of $80 million, compared to a net expense of $23 million in 2011. The unfavorable change was driven by an increase in our FAS expense, due primarily to a reduction in the discount rate assumption. Our projection of the 2014 FAS/CAS Adjustment is discussed in Consolidated Operating Results - Operating Income.

Retirement Plan Assets - Retirement plan assets are stated at fair value. Investments in equity securities (common and preferred) are valued at the last reported sales price when an active market exists. Investments in fixed-income securities are generally valued based on market transactions for comparable securities and various relationships between securities that are generally recognized by institutional traders. Investments in hedge funds and real estate investments are generally valued at their Net Asset Values ("NAV") or equivalent.

Management reviews independently appraised values, audited financial statements and additional pricing information to evaluate the NAV. For the very limited group of investments for which market quotations are not readily available or for which the above valuation procedures are deemed not to reflect fair value, additional information is obtained from the investment manager and evaluated internally to determine whether any adjustments are required to reflect fair value.

Accumulated Other Comprehensive Income - We record in accumulated other comprehensive income unrecognized gains and losses, as well as unrecognized prior service costs and credits, arising from our retirement related plans. As disclosed in Note 18: Employee Pension and Other Postretirement Benefits in Item 8, net pre-tax unrecognized losses as of December 31, 2013 and 2012 were $897 million and $1,980 million, respectively. These net deferred losses primarily originated from changes in the discount rate, differences between estimated and expected asset returns, and changes in demographic experience. The decrease in these deferred losses in 2013 was primarily driven by an increase in the discount rates for $833 million, 2013 actual asset returns being $116 million greater than expected, and $134 million of amortization of previously recognized losses.

Net pre-tax unrecognized prior service costs (credits) as of December 31, 2013 and 2012 were $(28) million and $48 million, respectively. These net deferred costs (credits) primarily originated from plan amendments, including those resulting from collective bargaining agreements. The decrease in unrecognized prior service costs (credits) in 2013 primarily resulted from a favorable other postretirement benefits plan amendment of $145 million, partially offset by an unfavorable pension plan amendment of $66 million, and $3 million of amortization of previously accumulated prior service costs (credits).

The amortization period for qualifying unrecognized prior service costs and credits and unrecognized gains/losses is the estimated remaining service lives of our employees, which is approximately 10 years.

Workers' Compensation

Our operations are subject to federal and state workers' compensation laws. We maintain self-insured workers' compensation plans, in addition to participating in federally administered second injury workers' compensation funds. We estimate the required liability for such claims and funding requirements on a discounted basis utilizing actuarial methods based on various assumptions, which include our historical loss experience and projected loss development factors. We periodically, and at least annually, update our assumptions based on an actuarial analysis. Related self-insurance accruals include the liability for reported claims and an estimated accrual for claims incurred but not reported. During the year ended December 31, 2012, we recorded $34 million in workers' compensation expense due to a lower discount rate of 1.59%. Our workers' compensation liability was discounted at 2.16% and 1.59% as of December 31, 2013 and 2012, respectively, based on future payment streams and a risk-free rate. We estimate a one percent increase or decrease in the discount rate would change our workers' compensation liability by $(50) million and $61 million, respectively. The workers' compensation benefit obligation on an undiscounted basis was $792 million and $719 million as of December 31, 2013 and 2012, respectively.

Accounting Standards Updates

See Note 3: Accounting Standards Updates in Item 8 for information related to accounting standards updates.

CONSOLIDATED OPERATING RESULTS

Selected financial highlights are presented in the following table:

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Sales and service revenues	$6,820	$6,708	$6,575	$112	2%	$133	2%
Cost of product sales and service revenues	5,583	5,629	5,571	(46)	(1)%	58	1%
Income (loss) from operating investments, net	14	18	20	(4)	(22)%	(2)	(10)%
General and administrative expenses	739	739	634	—	—%	105	17%
Goodwill impairment	—	—	290	—	—%	(290)	(100)%
Operating income (loss)	512	358	100	154	43%	258	258%
Interest expense	118	117	104	1	1%	13	13%
Federal and foreign income taxes	133	95	96	38	40%	(1)	(1)%
Net earnings (loss)	$261	$146	$(100)	$115	79%	$246	246%

Operating Performance Assessment and Reporting

We manage and assess the performance of our business based on our performance on individual contracts and programs using the financial measures referred to below, with consideration given to the Critical Accounting Policies, Estimates, and Judgments referred to in this section. Our portfolio of long-term contracts is largely flexibly-priced. Therefore, sales tend to fluctuate in concert with costs across our large portfolio of active contracts, with operating income being a critical measure of operating performance. Under FAR rules that govern our business, most types of costs are allowable, and we do not focus on individual cost groupings, such as cost of sales or general and administrative expenses, as much as we do on total contract costs, which are a key factor in determining contract operating income. As a result, in evaluating our operating performance, we look primarily at changes in sales and service revenues, as well as operating income, including the effects of significant changes in operating income as a result of changes in contract estimates and the use of the cumulative catch-up method of accounting in accordance with GAAP. This approach is consistent with the long-term life cycle of our contracts, as management assesses the bidding of each contract by focusing on net sales and operating profit and monitors performance in a similar manner through contract completion. Consequently, our discussion of business segment performance focuses on net sales and operating profit, consistent with our approach for managing our business.

Cost of sales for both product sales and service revenues consist of materials, labor and subcontracting costs, as well as an allocation of indirect costs for overhead. We manage the type and amount of costs at the contract level, which is the basis for estimating our total costs at completion of our contracts. Unusual fluctuations in operating performance driven by changes in a specific cost element across multiple contracts are described in our analysis.

Sales and Service Revenues

Sales and service revenues consist of the following:

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Product sales	$5,801	$5,755	$5,676	$46	1%	$79	1%
Service revenues	1,019	953	899	66	7%	54	6%
Sales and service revenues	$6,820	$6,708	$6,575	$112	2%	$133	2%

2013 - Product sales in 2013 increased $46 million, or 1%, from 2012. Product sales at our Ingalls segment decreased $80 million in 2013, primarily due to lower volumes in Amphibious Assault Ships, partially offset by higher volumes in the Legend-class NSC program and Surface Combatants. Newport News product sales increased $126 million in 2013, as a result of higher volumes in Aircraft Carriers and Submarines.

Service revenues in 2013 increased $66 million, or 7%, from 2012. Service revenues at our Ingalls segment decreased $10 million in 2013, due to lower volumes in Surface Combatants services. Service revenues at our Newport News segment increased $76 million in 2013, primarily due to higher volumes in Fleet Support and Aircraft Carrier related services.

2012 - Product sales in 2012 increased $79 million, or 1%, from 2011. Product sales at our Ingalls segment decreased by $10 million in 2012, as a result of lower sales volumes in Amphibious Assault Ships, partially offset by higher sales volumes in Surface Combatants and the Legend-class NSC program. Newport News product sales increased by $89 million in 2012, due to higher sales volumes in Aircraft Carrier programs, partially offset by lower sales volumes in Submarine programs.

Service revenues in 2012 increased $54 million, or 6%, from 2011. Service revenues at our Ingalls segment decreased by $27 million in 2012, primarily as a result of lower volumes in Surface Combatant support services. Service revenues at our Newport News segment increased by $81 million in 2012, due to the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise Extended Drydocking Selected Restricted Availability ("EDSRA"), and higher volumes in Energy services, Aircraft Carrier and Submarine related engineering services, and Fleet Support services.

Cost of Sales and Service Revenues

Cost of product sales, cost of service revenues, income from operating investments, net, and general and administrative expenses were as follows:

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Cost of product sales	$4,695	$4,827	$4,794	$(132)	(3)%	$33	1%
% of product sales	80.9%	83.9%	84.5%	—		—
Cost of service revenues	888	802	777	86	11%	25	3%
% of service revenues	87.1%	84.2%	86.4%	—		—
Income (loss) from operating investments, net	14	18	20	(4)	(22)%	(2)	(10)%
General and administrative expenses	739	739	634	—	—%	105	17%
% of total sales and service revenues	10.8%	11.0%	9.6%	—		—
Goodwill impairment	—	—	290	—	—%	(290)	(100)%
Cost of sales and service revenues	$6,308	$6,350	$6,475	$(42)	(1)%	$(125)	(2)%

Cost of Product Sales

2013 - Cost of product sales in 2013 decreased $132 million, or 3%, as compared to 2012. Cost of product sales at our Ingalls segment decreased $180 million in 2013, primarily due to the impact of hurricane insurance recoveries and lower volumes in Amphibious Assault Ships, partially offset by higher volumes in the Legend-class NSC program and Surface Combatants. Cost of product sales at our Newport News segment increased $48 million in 2013, primarily due to higher volumes in Aircraft Carriers, partially offset by lower costs on the SSN-774 Virginia-class submarine program driven by performance improvement, and the absence in 2013 of the workers' compensation expense adjustment recorded in 2012. Cost of product sales as a percentage of product sales declined from 83.9% in 2012 to 80.9% in 2013, primarily due to the impact of hurricane insurance recoveries, the SSN-774 Virginia-class submarine program, driven by risk retirement, performance improvement and the favorable resolution of outstanding contract changes, as well as risk retirement on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and the absence in 2013 of the workers' compensation expense adjustment recorded in 2012.

2012 - Cost of product sales in 2012 increased $33 million, or 1%, as compared to 2011. Cost of product sales at our Ingalls segment decreased $33 million in 2012, primarily as a result of the lower sales volumes described above, improved performance on the LPD-17 San Antonio-class program, as well as receipt of $7 million in resolution of a contract dispute with a private party, partially offset by increased workers' compensation expense. Cost of product sales at our Newport News segment increased $66 million in 2012, primarily due to the higher sales volumes described above and increased workers' compensation expense. Cost of product sales as a percentage of product sales declined from 84.5% in 2011 to 83.9% in 2012, primarily due to improved overall performance at our Ingalls segment.

Cost of Service Revenues

2013 - Cost of service revenues in 2013 increased $86 million, or 11%, as compared to 2012. Cost of service revenues at our Ingalls segment decreased $10 million in 2013 as a result of the lower volumes described above. Cost of service revenues at our Newport News segment increased $96 million in 2013, primarily as a result of the higher volumes described above. Cost of service revenues as a percentage of service revenues increased from 84.2% in 2012 to 87.1% in 2013, primarily due to the favorable resolution in 2012 of outstanding contract changes, as well as normal year-to-year variances in contract mix.

2012 - Cost of service revenues in 2012 increased $25 million, or 3%, as compared to 2011. Cost of service revenues at our Ingalls segment decreased $17 million in 2012, as a result of the lower volumes described above. Cost of service revenues at our Newport News segment increased $42 million in 2012, as a result of the higher volumes described above. Cost of service revenues as a percentage of service revenues declined from 86.4% in 2011 to 84.2% in 2012, primarily due to the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise EDSRA, as well as normal year-to-year variances in contract mix.

Income (Loss) from Operating Investments, Net

The activities of our operating investments are closely aligned with the operations of the segments holding the investments. We therefore record income related to earnings from equity method investments in our operating income.

2013 - Income from operating investments, net decreased $4 million, or 22%, to $14 million in 2013 from $18 million in 2012. The decrease was a result of reduced work funded by the American Reinvestment and Recovery Act at our Savannah River Nuclear Solutions, LLC investment.

2012 - Income from operating investments, net decreased by $2 million, or 10%, to $18 million in 2012 from $20 million in 2011. The decrease was primarily driven by reduced work in 2012 funded by the American Reinvestment and Recovery Act at our Savannah River Nuclear Solutions, LLC investment.

General and Administrative Expenses

In accordance with industry practice and the regulations that govern the cost accounting requirements for government contracts, most general and administrative expenses are considered allowable and allocable costs on government contracts. These costs are allocated to contracts in progress on a systematic basis and contract performance factors include this cost component as an element of cost.

2013 - General and administrative expenses remained constant in 2013 compared to 2012. This was primarily the result of favorable variances in deferred state tax expense and the FAS/CAS Adjustment offsetting increases in current state tax expense, legal expenses, and bid and proposal efforts.

2012 - General and administrative expenses in 2012 increased $105 million, or 17%, from 2011. This increase was primarily the result of increases in the FAS/CAS Adjustment and deferred state income tax expenses.

Goodwill Impairment

As discussed above in Critical Accounting Policies, Estimates and Judgments, we perform impairment tests for goodwill as of November 30 each year, or when evidence of potential impairment exists. We record a charge to operations when we determine that an impairment has occurred.

2013 - We did not record any goodwill impairment charge during 2013.
2012 - We did not record any goodwill impairment charge during 2012. We recorded a net goodwill impairment charge in 2011 of $290 million in our Ingalls segment. See Note 11: Goodwill and Other Purchased Intangible Assets in Item 8.

Operating Income

We consider operating income to be an important measure for evaluating our operating performance and, as is typical in the industry, we define operating income as revenues less the related cost of producing the revenues and general and administrative expenses.

We internally manage our operations by reference to "segment operating income." Segment operating income is defined as operating income before the FAS/CAS Adjustment and deferred state income taxes, neither of which affects segment performance. Segment operating income is one of the key metrics we use to evaluate operating performance. Segment operating income is not, however, a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. We believe investors consider segment operating income to be a useful measure of the performance of our operating segments.

The following table reconciles segment operating income to total operating income:

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Segment operating income (loss)	$567	$457	$122	$110	24%	$335	275%
FAS/CAS Adjustment	(61)	(80)	(23)	19	24%	(57)	(248)%
Deferred state income taxes	6	(19)	1	25	132%	(20)	(2,000)%
Total operating income (loss)	$512	$358	$100	$154	43%	$258	258%

Segment Operating Income

2013 - Segment operating income in 2013 was $567 million, as compared to $457 million in 2012. The increase was primarily due to the impact of hurricane insurance recoveries, the SSN-774 Virginia-class submarine program, driven by risk retirement, performance improvement and the favorable resolution of outstanding contract changes, as well as risk retirement on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and the absence in 2013 of the workers' compensation expense adjustment recorded in 2012, partially offset by the impact of closing our Gulfport facility and the favorable resolution in 2012 of outstanding contract changes.

2012 - Segment operating income in 2012 was $457 million, as compared to $122 million in 2011. The increase was primarily the result of the absence in 2012 of the goodwill impairment charge recorded in 2011, improved overall performance at our Ingalls segment and the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise EDSRA, partially offset by increased workers' compensation expense.

Activity within each segment is discussed in Segment Operating Results below.

FAS/CAS Adjustment

The FAS/CAS Adjustment represents the difference between our pension and postretirement plan expense under FAS and under CAS.

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
FAS expense	$(257)	$(228)	$(167)	$(29)	(13)%	$(61)	(37)%
CAS cost	196	148	144	48	32%	4	3%
FAS/CAS Adjustment	$(61)	$(80)	$(23)	$19	24%	$(57)	(248)%

2013 - The FAS/CAS Adjustment in 2013 was a net expense of $61 million, compared to a net expense of $80 million in 2012. The favorable change was driven by increased CAS cost, partially offset by increased FAS expense. The increase in FAS expense was due primarily to commencing the amortization in 2013 of the net actuarial losses incurred in 2012, partially offset by the impact of the remeasurement in 2013 of our postretirement benefit plans

2012 - The FAS/CAS Adjustment in 2012 was a net expense of $80 million, compared to a net expense of $23 million in 2011. The unfavorable change was driven by an increase in our FAS expense, due primarily to a reduction in the discount rate assumption.

We expect the FAS/CAS Adjustment in 2014 to be a net benefit of approximately $92 million, driven by higher FAS discount rates, the effect of second quarter 2013 amendments to our postretirement health care plans, and the initial 25% phase in of Harmonization. The expected FAS/CAS Adjustment is subject to update during 2014, when we remeasure our actuarial estimate of the unfunded benefit obligation for CAS with final 2013 asset returns and census data and possibly for any potential amendments to our plans that might be subject to remeasurement during 2014.

Deferred State Income Taxes

Deferred state income taxes reflect the change in deferred state tax assets and liabilities in the relevant period. These amounts are recorded within operating income, while the current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

2013 - The deferred state income taxes benefit in 2013 was $6 million, compared to an expense of $19 million in 2012. This change was primarily attributable to the recognition of previously deferred tax losses on contracts, which increased 2012 deferred state tax expense. Deferred state taxes in 2013 were favorably impacted by pension related changes and increases in reserves.

2012 - The deferred state income taxes expense in 2012 was $19 million, compared to a benefit of $1 million in 2011. The increase was primarily due to the timing of contract related income, spin-off related adjustments, and pension related deductions.

Interest Expense

2013 - Interest expense remained relatively constant in 2013 at $118 million, compared to $117 million in 2012.

2012 - Interest expense in 2012 was $117 million, compared to $104 million in 2011. The increase was primarily due to a full year of interest in 2012 on our senior notes and indebtedness under the Credit Facility, partially offset by the elimination of intercompany indebtedness to Northrop Grumman in connection with the spin-off.

Federal Income Taxes

2013 - Our effective tax rate on earnings from continuing operations was 33.8% in 2013, compared to 39.4% in 2012. The 2012 tax rate included the impact of an $8 million unfavorable non-cash tax adjustment arising under the Tax Matters Agreement with Northrop Grumman, which requires indemnification between us and Northrop Grumman for aggregate tax adjustments exceeding a certain threshold for periods prior to the spin-off. See Note 13: Income Taxes in Item 8. Excluding this adjustment, the effective tax rate for 2012 was 36.1%. The decrease in our effective tax rate for 2013 was primarily attributable to an increase in the domestic manufacturing deduction and enactment of the American Taxpayer Relief Act in January 2013, which retroactively extended the research and development tax credit through the end of 2013. Our effective tax rate for 2013 reflects the entire 2012 income tax benefit for the research and development tax credit, which expired at the end of 2011.

2012 - Our effective tax rate on earnings from continuing operations was 39.4% in 2012, compared to 33.6% in 2011, excluding the 2011 non-cash goodwill impairment charge of $290 million, which is non-deductible for income tax purposes. The increase in our effective tax rate for 2012 compared to 2011 was primarily the result of $8 million in non-cash tax adjustments arising under our Tax Matters Agreement with Northrop Grumman, which requires indemnification between us and Northrop Grumman for aggregate tax adjustments exceeding a certain threshold for periods prior to the spin-off. See Note 13: Income Taxes in Item 8. Our effective tax rate can also differ from the federal statutory rate as a result of nondeductible expenditures, the research and development tax credit and the domestic manufacturing deduction. Our effective tax rate for 2012 does not reflect the income tax benefit for the research and development tax credit, which expired at the end of 2011. The American Taxpayer Relief Act, which was signed into law on January 2, 2013, retroactively extends the research and development tax credit through the end of 2013.

SEGMENT OPERATING RESULTS

Basis of Presentation

We are aligned into two reportable segments: Ingalls and Newport News.

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Sales and Service Revenues
Ingalls	$2,441	$2,532	$2,582	$(91)	(4)%	$(50)	(2)%
Newport News	4,382	4,180	4,010	202	5%	170	4%
Intersegment eliminations	(3)	(4)	(17)	1	25%	13	76%
Total sales and service revenues	$6,820	$6,708	$6,575	$112	2%	$133	2%
Operating Income (Loss)
Ingalls	$165	$85	$(230)	$80	94%	$315	137%
Newport News	402	372	352	30	8%	20	6%
Total Segment Operating Income (Loss)	567	457	122	110	24%	335	275%
Non-segment factors affecting operating income (loss)
FAS/CAS Adjustment	(61)	(80)	(23)	19	24%	(57)	(248)%
Deferred state income taxes	6	(19)	1	25	132%	(20)	(2,000)%
Total operating income (loss)	$512	$358	$100	$154	43%	$258	258%

KEY SEGMENT FINANCIAL MEASURES

Sales and Service Revenues

Period-to-period revenues reflect performance under new and ongoing contracts. Changes in sales and service revenues are typically expressed in terms of volume. Unless otherwise described, volume generally refers to increases (or decreases) in reported revenues due to varying production activity levels, delivery rates or service levels on individual contracts. Volume changes will typically carry a corresponding income change based on the margin rate for a particular contract.

Segment Operating Income

Segment operating income reflects the aggregate performance results of contracts within a segment. Excluded from this measure are certain costs not directly associated with contract performance, including the FAS/CAS Adjustment and deferred state income taxes. Changes in segment operating income are typically expressed in terms of volume, as discussed above, or performance. Performance refers to changes in contract margin rates. These changes typically relate to profit recognition associated with revisions to EAC that reflect improved (or deteriorated) operating performance on a particular contract. Operating income changes are accounted for on a cumulative to date basis at the time an EAC change is recorded. Segment operating income may also be affected by, among other things, contract performance, the effects of workforce stoppages, the effects of natural disasters such as hurricanes, resolution of disputed items with the customer, recovery of insurance proceeds and other discrete events. At the completion of a long-term contract, any originally estimated costs not incurred or reserves not fully utilized, such as warranty reserves, could also impact contract earnings. Where such items have occurred and the effects are material, a separate description is provided.

Ingalls

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Sales and service revenues	$2,441	$2,532	$2,582	$(91)	(4)%	$(50)	(2)%
Segment operating income (loss)	165	85	(230)	80	94%	315	137%
As a percentage of segment sales	6.8%	3.4%	(8.9)%

Sales and Service Revenues

2013 - Ingalls revenues, including intersegment sales, decreased $91 million, or 4%, in 2013 compared to 2012, driven by lower revenues in Amphibious Assault Ships, partially offset by higher revenues in the Legend-class NSC program and Surface Combatants. The decrease in Amphibious Assault Ships revenues was due to lower volumes on LPD-24 USS Arlington, LPD-23 USS Anchorage, LHA-6 America, and LPD-25 Somerset, partially offset by higher volumes on LPD-27 Portland and LHA-7 Tripoli. Revenues on the Legend-class NSC program increased primarily due to higher volumes on the construction contracts of NSC-6 Munro and NSC-5 James. Surface Combatants revenues increased due to higher volumes on DDG-117 Paul Ignatius and DDG-113 John Finn, partially offset by lower volumes on the DDG-1000 Zumwalt-class destroyer program.

2012 - Ingalls revenues, including intersegment sales, decreased $50 million, or 2%, in 2012 compared to 2011, as a result of lower sales volumes in Amphibious Assault Ships, partially offset by higher sales volumes in the Legend-class NSC program. The decrease in Amphibious Assault Ships revenues was due to lower sales following the deliveries of LPD-23 USS Anchorage and LPD-24 USS Arlington in 2012 and following the delivery of LPD-22 USS San Diego in 2011, partially offset by higher sales volume on LHA-7 Tripoli, LPD-27 Portland, LPD-26 John P. Murtha and LPD-25 Somerset. The increase in revenues on the Legend-class NSC program was the result of higher sales volume on the construction of NSC-4 Hamilton and NSC-5 James and the advance procurement contract on NSC-6 Munro, partially offset by lower sales resulting from the delivery of NSC-3 USCGC Stratton in 2011. Surface Combatants revenues remained stable as higher sales on the DDG-51 Arleigh Burke-class destroyer construction program, driven by higher sales on DDG-114 Ralph Johnson partially offset by lower sales on DDG-110 USS William P. Lawrence delivered in 2011, as well as higher sales on the DDG-1000 Zumwalt-class destroyer program were offset by lower revenues in Surface Combatants support services.

Segment Operating Income

2013 - Ingalls operating income in 2013 was $165 million, compared to income of $85 million in 2012. The increase was primarily due to the impact of hurricane insurance recoveries, risk retirement and higher volumes on the Legend-class NSC program, as well as the absence in 2013 of the workers' compensation expense adjustment recorded in 2012, partially offset by the impact of closing our Gulfport facility.

2012 - Ingalls operating income in 2012 was $85 million, compared to a loss of $230 million in 2011. The increase was primarily due to the absence in 2012 of the goodwill impairment charge recorded in 2011, improved overall performance and the receipt of $7 million in resolution of a contract dispute with a private party, partially offset by increased workers' compensation expense.

Newport News

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Sales and service revenues	$4,382	$4,180	$4,010	$202	5%	$170	4%
Segment operating income (loss)	402	372	352	30	8%	20	6%
As a percentage of segment sales	9.2%	8.9%	8.8%

Sales and Service Revenues

2013 - Newport News revenues, including intersegment sales, increased $202 million, or 5%, in 2013 compared to 2012, primarily driven by higher revenues in Aircraft Carriers, Fleet Support services and Submarines. Higher revenues in Aircraft Carriers were primarily due to increased volumes on the execution contract for the CVN-72 USS Abraham Lincoln RCOH, the construction preparation contract for CVN-79 John F. Kennedy and the inactivation contract for CVN-65 USS Enterprise, partially offset by lower volumes on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and the construction and engineering contracts for CVN-78 Gerald R. Ford. Higher revenues in Fleet Support services were primarily the result of volumes associated with repair work on SSN-765 USS Montpelier. Increased Submarines revenues were related to the SSN-774 Virginia-class submarine program, primarily driven by higher volumes on Block III boats and the advance procurement contract on Block IV boats, partially offset by lower volumes on Block II boats following the delivery of SSN-783 USS Minnesota.

2012 - Newport News revenues, including intersegment sales, increased $170 million, or 4%, in 2012 compared to 2011, primarily driven by higher sales volumes in Aircraft Carrier programs, Energy and Fleet Support services, partially offset by lower sales volumes in Submarine programs. The increase in Aircraft Carriers was primarily due to higher revenues on the construction contract for CVN-78 Gerald R. Ford, the advance construction contract for CVN-79 John F. Kennedy, the advance planning contract for the CVN-72 USS Abraham Lincoln RCOH, and the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise EDSRA, partially offset by lower revenues on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and an engineering contract for CVN-78 Gerald R. Ford. Energy services revenues were higher due to maintenance services at the Kesselring site. Fleet support revenues increased due primarily to increased maintenance work on in-service Aircraft Carriers. The decrease in Submarine program revenues was the result of lower sales volumes on the SSN-774 Virginia-class submarine construction program due to the timing of procurement of production materials.

Segment Operating Income

2013 - Newport News operating income in 2013 was $402 million, compared to income of $372 million in 2012. The increase was primarily related to the SSN-774 Virginia-class submarine program, driven by risk retirement, performance improvement and the favorable resolution of outstanding contract changes, as well as risk retirement on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and the absence in 2013 of the workers' compensation expense adjustment recorded in 2012, partially offset by the favorable resolution in 2012 of outstanding contract changes on the CVN-65 USS Enterprise EDSRA.

2012 - Newport News operating income in 2012 was $372 million, compared to income of $352 million in 2011. The increase was due primarily to the increased sales volumes described above, favorable performance on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH, and the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise EDSRA, partially offset by higher workers' compensation expense.

BACKLOG

Total backlog as of December 31, 2013, was approximately $18 billion. Total backlog includes both funded backlog (firm orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer). Backlog excludes unexercised contract options and unfunded Indefinite Delivery/Indefinite Quantity orders. For contracts having no stated contract values, backlog includes only the amounts committed by the customer.

The following table presents funded and unfunded backlog by segment as of December 31, 2013 and 2012:

	December 31, 2013			December 31, 2012
			Total			Total
($ in millions)	Funded	Unfunded	Backlog	Funded	Unfunded	Backlog
Ingalls	$6,335	$2,570	$8,905	$6,934	$51	$6,985
Newport News	5,495	3,638	9,133	5,823	2,698	8,521
Total backlog	$11,830	$6,208	$18,038	$12,757	$2,749	$15,506

We expect approximately 32% of the $18 billion total backlog as of December 31, 2013, to be converted into sales in 2014. U.S. Government orders comprised substantially all of the backlog as of December 31, 2013 and 2012.

Awards

2013 - The value of new contract awards during the year ended December 31, 2013, was approximately $9.4 billion. Significant new awards in 2013 included contracts for the construction of five DDG-51 Arleigh Burke-class destroyers, the CVN-72 USS Abraham Lincoln RCOH, inactivation of CVN-65 USS Enterprise, construction of NSC-6 Munro and continued construction preparation for CVN-79 John F. Kennedy.

2012 - The value of new contract awards during the year ended December 31, 2012, was approximately $6.0 billion. Significant new awards in 2012 included contracts for the detail design and construction of LHA-7 Tripoli, detail design and construction of LPD-27 Portland, planning efforts for the CVN-72 USS Abraham Lincoln RCOH, and continued long-lead time procurement and construction preparation for CVN-79 John F. Kennedy.

LIQUIDITY AND CAPITAL RESOURCES

We endeavor to ensure the most efficient conversion of operating results into cash for deployment in operating our businesses and maximizing stockholder value. We use various financial measures to assist in capital deployment decision making, including net cash provided by operating activities and free cash flow. We believe these measures are useful to investors in assessing our financial performance.

The following table summarizes key components of cash flow provided by (used in) operating activities:

	Year Ended December 31			2013 over 2012		2012 over 2011
($ in millions)	2013	2012	2011	Dollars	Percent	Dollars	Percent
Net earnings (loss)	$261	$146	$(100)	$115	79%	$246	246%
Goodwill impairment	—	—	290	—	—%	(290)	(100)%
Deferred income taxes	(28)	79	23	(107)	(135)%	56	243%
Depreciation and amortization	235	193	190	42	22%	3	2%
Stock-based compensation	44	41	42	3	7%	(1)	(2)%
Excess tax benefit related to stock-based compensation	(24)	—	—	(24)	—%	—	—%
Retiree benefit funding less than (in excess of) expense	(86)	(43)	132	(43)	(100)%	(175)	(133)%
Insurance proceeds for investing purposes	(58)	—	—	(58)	—%	—	—%
Trade working capital decrease (increase)	(108)	(84)	(49)	(24)	(29)%	(35)	(71)%
Net cash provided by (used in) operating activities	$236	$332	$528	$(96)	(29)%	$(196)	(37)%

Cash Flows

We discuss below our major operating, investing and financing activities for each of the three years in the period ended December 31, 2013, as classified on our consolidated statements of cash flows.

Operating Activities

2013 - Cash provided by operating activities was $236 million in 2013, compared to $332 million in 2012. The decrease of $96 million was due primarily to increases in income tax payments and retirement benefit funding. Within trade working capital, higher inventoried costs and accounts receivable were offset by higher income taxes payable and accounts payable and accruals. In 2013, we paid net cash of $154 million for federal and state income taxes.

We expect cash generated from operations in 2014, in combination with our current cash and cash equivalents, as well as existing credit facilities, to be more than sufficient to service debt, meet contractual obligations and finance capital expenditures for at least the next 12 months.

2012 - Cash provided by operating activities was $332 million in 2012, compared to $528 million in 2011. The decrease of $196 million was due primarily to increases in retirement benefit funding and trade working capital, offset by a decrease in deferred income taxes. The change in trade working capital was driven primarily by accounts receivable and inventoried costs. In 2012, we paid net cash of $28 million for federal and state income taxes.

Investing Activities

2013 - Cash used in investing activities was $81 million in 2013, a decrease of $81 million from 2012. This decrease was driven by proceeds from hurricane insurance recoveries and lower capital expenditures in 2013. We expect our capital expenditures in 2014 to be approximately 3% of annual revenues.

2012 - Cash used in investing activities was $162 million in 2012, consisting entirely of capital expenditures, a decrease of $35 million from 2011. This decrease resulted primarily from a one-time reimbursement to the State of Louisiana in 2011 related to the Avondale wind down.

Financing Activities

2013 - Cash used in financing activities in 2013 was $169 million, compared to $28 million used in 2012. The increase was primarily due to an additional $118 million of repurchases of common stock, $22 million of debt repayments and $20 million of cash dividend payments, partially offset by $24 million of excess tax benefit related to stock-based compensation in 2013 compared to 2012.

2012 - Cash used in financing activities in 2012 was $28 million, which resulted from $29 million of debt repayments and $6 million of stockholder distributions, offset by $7 million in proceeds from the exercise of stock options. Cash provided by financing activities in 2011 was $584 million. Our cash flow from financing activities resulted primarily from the issuance of $1,775 million of debt, of which $22 million was repaid in 2011, a $1,266 million net transfer from our former parent and $2 million in proceeds from the exercise of stock options, offset by $54 million of debt issuance costs, repayment of $954 million of notes to our former parent and a contribution of $1,429 million to Northrop Grumman as a result of the spin-off.

Free Cash Flow

Free cash flow represents cash provided by (used in) operating activities less capital expenditures. We believe investors consider free cash flow to be a useful measure of our performance because it indicates the total cash available for redeployment. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation.

Free cash flow is not a measure of financial performance under GAAP, and may not be defined and calculated by other companies in the same manner. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP as an indicator of performance.

The following table reconciles net cash provided by operating activities to free cash flow:

	Year Ended December 31
($ in millions)	2013	2012	2011
Net cash provided by (used in) operating activities	$236	$332	$528
Less:
Capital expenditures	(139)	(162)	(197)
Free cash flow	$97	$170	$331

2013 - Free cash flow decreased $73 million from 2012, due primarily to increases in income tax payments and retirement benefit funding, partially offset by lower capital expenditures in 2013.

2012 - Free cash flow decreased $161 million from 2011, due primarily to increases in retirement benefit funding and trade working capital, offset by decreases in deferred income taxes and capital expenditures.

Retirement Related Plan Contributions

ERISA, including amendments under the PPA and MAP-21, defines the minimum amount that must be contributed to our qualified defined benefit pension plans. In determining whether to make discretionary contributions to these plans above the minimum required amounts, we consider various factors, including attainment of the funded percentage needed to avoid benefit restrictions and other adverse consequences, minimum CAS funding requirements, and the current and anticipated future funding levels of each plan. The contributions to our qualified defined benefit pension plans are affected by a number of factors including published IRS interest rates, the actual return on plan assets, actuarial assumptions, and demographic experience. These factors and our resulting contributions also impact the plans' funded status. We made the following minimum and discretionary contributions to our pension and other postretirement plans in the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31
($ in millions)	2013	2012	2011
Pension plans
Qualified minimum	$—	$64	$—
Discretionary
Qualified	301	172	—
Non-qualified	4	3	3
Other benefit plans	38	31	33
Total contributions	$343	$270	$36

We made minimum and discretionary contributions to our qualified defined benefit pension plans totaling $301 million and $236 million in the years ended December 31, 2013 and 2012, respectively. We were not required to make minimum contributions to our qualified pension plans in 2011 and made no discretionary contributions.

As of December 31, 2013 and 2012, our qualified pension plans were funded 93% and 76%, respectively, on a FAS basis. As of December 31, 2013 and 2012, these plans were considered at least 90% funded on an ERISA basis so as not to be subject to benefit payment restrictions. The funded percentages under ERISA and FAS vary due to inherent differences in the assumptions and methodologies used to develop respective obligations for these two different purposes. We expect our 2014 cash contributions to our qualified defined benefit pension plans to be $123 million, all of which we anticipate will be discretionary and are exclusive of CAS cost recoveries in our contracts. Due to the differences in calculation methodologies, our FAS expense is not necessarily representative of our funding requirements or CAS cost recoveries.

Other postretirement benefit contributions were $38 million, $31 million and $33 million in 2013, 2012 and 2011, respectively. We expect our 2014 contributions to our other postretirement benefit plans to be approximately $35 million, which are exclusive of CAS cost recoveries in our contracts. Contributions for postretirement benefits are not required to be funded in advance, and are paid on an as-incurred basis.

Other Sources and Uses of Capital

Stockholder Distributions - In October 2013, our board of directors authorized an increase in our quarterly cash dividend from $0.10 to $0.20 per share. We paid cash dividends totaling $25 million ($0.50 per share) and $5 million ($0.10 per share) in the years ended December 31, 2013 and 2012, respectively.

In 2012, our board of directors authorized management to repurchase up to $150 million of our outstanding shares of common stock, prior to October 31, 2015. On October 30, 2013, our board of directors authorized an increase in the stock repurchase program from $150 million to $300 million and an extension of the term of the program from October 31, 2015, to October 31, 2017. Repurchases are made from time to time at management's discretion in accordance with applicable federal securities laws. For the years ended December 31, 2013 and 2012, we repurchased 1,722,991 and 31,008 shares, respectively, at a cost of $119 million and $1 million, respectively.

Additional Capital - In 2011, we issued $1,200 million of senior notes (consisting of $600 million of 6.875% senior notes due in 2018 and $600 million of 7.125% senior notes due in 2021). We also entered into the Credit Facility with third-party lenders in an amount of $1,225 million, comprised of a $575 million term loan (due in 2016 with a variable interest rate based on the London Interbank Offered Rate ("LIBOR") plus a spread based on our leverage ratio; the current spread, as of December 31, 2013, was 2.00% and may vary between 1.5% and 2.5%) and a $650 million revolving credit facility (maturing in 2016 with a variable interest rate on drawn borrowings based on LIBOR plus a spread based upon our leverage ratio; the current spread, as of December 31, 2013, was 2.00% and may vary between 1.5% and 2.5%; and with a commitment fee rate on the unutilized balance based on our leverage ratio, which fee rate at our current leverage ratio, as of December 31, 2013, was 0.35% and may vary between 0.25% and 0.45%), of which approximately $28 million in letters of credit were issued but undrawn as of December 31, 2013, and the remaining $622 million of which was unutilized at that time. In November 2013, the Company amended and restated its existing Credit Facility to provide more favorable pricing terms and more flexibility under the Credit Facility’s restricted payment covenants.

We made scheduled term loan payments of $51 million during the year ended December 31, 2013, using cash generated from operations.

For a description of our outstanding debt amounts and related restrictive covenants, see Note 14: Debt in Item 8. We were in compliance with all debt-related covenants as of and during the year ended December 31, 2013.

CONTRACTUAL OBLIGATIONS

In 2011, we issued $1,200 million of senior notes and entered into the Credit Facility with third-party lenders in the amount of $1,225 million. As of December 31, 2013, total outstanding long-term debt was $1,779 million, consisting of senior notes, amounts outstanding under the Credit Facility and $105 million of third-party debt that remained outstanding subsequent to the spin-off.

In connection with the spin-off, we entered into a Tax Matters Agreement with Northrop Grumman (the "Tax Matters Agreement") that governs the respective rights, responsibilities and obligations of Northrop Grumman and us after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other taxes and related tax returns. We have several liabilities with Northrop Grumman to the Internal Revenue Service ("IRS") for the consolidated U.S. federal income taxes of the Northrop Grumman consolidated group relating to the taxable periods in which we were part of that group. The Tax Matters Agreement specifies the portion of this tax liability for which we will bear responsibility, and Northrop Grumman has agreed to indemnify us against any amounts for which we are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the spin-off, together with certain related transactions, is not tax-free.

The following table presents our contractual obligations as of December 31, 2013, and the related estimated timing of future cash payments:

($ in millions)	Total	2014	2015 - 2016	2017 - 2018	2019 and beyond
Long-term debt	$1,779	$79	$395	$600	$705
Interest payments on long-term debt (1)	624	105	198	164	157
Operating leases	136	27	42	26	41
Purchase obligations (2)	1,334	763	452	101	18
Other long-term liabilities (3)	669	71	105	79	414
Total contractual obligations	$4,542	$1,045	$1,192	$970	$1,335

(1)	Interest payments include interest on $474 million of variable interest rate debt calculated based on interest rates as of December 31, 2013.

(2)
A "purchase obligation" is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to vendors and subcontractors pertaining to funded contracts.

(3)
Other long-term liabilities primarily consist of total accrued workers' compensation reserves, deferred compensation and other miscellaneous liabilities, of which $230 million is the current portion of workers' compensation liabilities. It excludes obligations for uncertain tax positions of $14 million, for which the timing of the payments, if any, cannot be reasonably estimated.

The above table excludes retirement related contributions. Amounts for retirement related contributions depend on plan provisions, actuarial assumptions, actual plan asset performance, and other factors described under retirement related plans in Critical Accounting Policies, Estimates and Judgments.

Further details regarding long-term debt and operating leases can be found in Note 14: Debt and Note 16: Commitments and Contingencies in Item 8.

Off-Balance Sheet Arrangements

In the ordinary course of business, we use standby letters of credit issued by commercial banks and surety bonds issued by insurance companies principally to support our self-insured workers' compensation plans. As of December 31, 2013, $28 million in standby letters of credit were issued but undrawn and $352 million of surety bonds were outstanding.

As of December 31, 2013, we had no other significant off-balance sheet arrangements other than operating leases. For a description of our operating leases, see Note 2: Summary of Significant Accounting Policies and Note 16: Commitments and Contingencies in Item 8.

GLOSSARY OF PROGRAMS

Included below are brief descriptions of some of the programs discussed in this Annual Report on Form 10-K.

Program Name	Program Description

Carrier RCOH
Perform refueling and complex overhaul ("RCOH") of nuclear-powered aircraft carriers, which is required at the mid-point of their 50-year life cycle. CVN-72 USS Abraham Lincoln is currently undergoing RCOH.

CVN-65 USS Enterprise	Defuel and inactivate the world's first nuclear-powered aircraft carrier, which began in 2013.

CVN-68 Nimitz-class aircraft carriers
Refuel, maintain and repair the CVN-68 Nimitz-class aircraft carriers, which are the largest warships in the world. Each Nimitz-class carrier is designed for an approximately 50-year service life, with one mid-life refueling. The 10th and final Nimitz-class carrier constructed, CVN-77 USS George H.W. Bush, was commissioned in 2009.

CVN-78 Gerald R. Ford-class aircraft carriers
Design and construction for the Ford-class program, which is the future aircraft carrier replacement program for CVN-65 USS Enterprise and CVN-68 Nimitz-class aircraft carriers. CVN-78 Gerald R. Ford, the first ship of the Ford-class, is currently under construction. CVN-79 John F. Kennedy is under contract for engineering, advance construction, and purchase of long-lead-time components and material. This category also includes the class' non-recurring engineering. The class is expected to bring improved warfighting capability, quality of life improvements for sailors, and reduced life cycle costs.

DDG-51 Arleigh Burke-class destroyers
Build guided missile destroyers designed for conducting anti-air, anti-submarine, anti-surface and strike operations. The Aegis-equipped DDG-51 Arleigh Burke-class destroyers are the U.S. Navy's primary surface combatant, and have been constructed in variants, allowing technological advances during construction. DDG-113 John Finn and DDG-114 Ralph Johnson are currently under construction. In June 2013, we were awarded a multi-year contract for construction of five additional DDG-51 Arleigh Burke-class destroyers.

DDG-1000 Zumwalt-class destroyers
Design and build multi-mission surface combatants in conjunction with Bath Iron Works and construct the ships' integrated composite deckhouses, as well as portions of the ships' aft peripheral vertical launch systems. In 2012, we delivered the composite superstructure of DDG-1000 Zumwalt. We are currently constructing the composite deckhouse of DDG-1001 Michael Monsoor. This deckhouse will complete our participation in this program as the Navy has decided on a steel deckhouse for the third and final ship of the class.

Energy services
Leverage our core competencies in nuclear operations, program management and heavy manufacturing for DoE and commercial nuclear programs. We also provide a range of services to the energy and petrochemical industries as well as government customers.

Fleet Support services
Fleet Support provides comprehensive life cycle services, including depot maintenance, modernization, repairs, logistics and technical support and planning yard services for naval and commercial vessels. We have ship repair facilities in Newport News, Virginia, and San Diego, California, which are near the U.S. Navy's largest homeports of Norfolk, Virginia, and San Diego, respectively. We also perform emergent repair for the U.S. Navy on all classes of ships.

Legend-class National Security Cutter
Design and build the U.S. Coast Guard's National Security Cutters, the largest and most technically advanced class of cutter in the U.S. Coast Guard. The NSC is equipped to carry out maritime homeland security, maritime safety, protection of natural resources, maritime mobility and national defense missions. The plan is for a total of eight ships, of which the first three ships have been delivered. NSC-4 Hamilton and NSC-5 James are under construction, and, in 2013, we were awarded the construction contract for NSC-6 Munro and a long-lead-time material contract for NSC-7 Kimball.

LHA-6 America-class amphibious assault ships
Design and build amphibious assault ships that provide forward presence and power projection as an integral part of joint, interagency and multinational maritime expeditionary forces. The LHA-6 America-class ships, together with the LHD-1 Wasp-class ships, are the successors to the aging LHA-1 Tarawa-class ships. Three of the original five Tarawa-class ships have been recently decommissioned, and the remainder of the class is scheduled to be decommissioned by 2015. The LHA-6 America-class ships optimize aviation operations and support capabilities. We expect to deliver LHA-6 America in 2014 and LHA-7 Tripoli is currently under construction.

LPD-17 San Antonio-class amphibious transport dock ships
Design and build amphibious transport dock ships, which are warships that embark, transport and land elements of a landing force for a variety of expeditionary warfare missions, and also serve as the secondary aviation platform for Amphibious Readiness Groups. The LPD-17 San Antonio-class is the newest addition to the U.S. Navy's 21st century amphibious assault force, and these ships are a key element of the U.S. Navy's seabase transformation. In October 2013, we delivered LPD-25 Somerset, and we are currently constructing LPD-26 John P. Murtha and LPD-27 Portland. The LPD-17 San Antonio-class currently includes a total of 11 ships.

Savannah River Nuclear Solutions, LLC
Participate, as a minority member in a joint venture, in the management and operation of DoE nuclear sites, currently at the Savannah River Site near Aiken, South Carolina, and potentially at other DoE sites. Our joint venture partners at the Savannah River Site include Fluor Federal Services, Inc. and Honeywell International Inc.

SSBN(X) Ohio-class Submarine Replacement Program
Perform, through an agreement with Electric Boat, as design subcontractor for the SSBN(X) Ohio-class replacement boats. The U.S. Navy has committed to designing a replacement class for the SSBN Ohio-class ballistic missile submarines, which were first introduced into service in 1981. We are currently participating in the design effort and our experience and well-qualified workforce position us for a potential role in the construction effort but no decisions have been made regarding that aspect of the program. The SSBN Ohio-class includes 14 ballistic missile submarines ("SSBN") and four cruise missile submarines ("SSGN"). The Ohio Replacement Program currently anticipates 12 new ballistic missile submarines over a 15-year period at a cost of approximately $4 billion to $7 billion each. The U.S. Navy has initiated the design process for the new class of submarine, and we have begun design work as a subcontractor to Electric Boat. Congress has delayed the start of the first Ohio replacement submarine by two years and construction is now expected to begin in 2021, with procurement of long-lead-time materials in 2017 and delivery in 2030. The first Ohio-class ballistic missile submarine is expected to be retired in 2027 with an additional submarine being retired each year thereafter. By 2030 the Ohio-class ballistic missile submarine fleet is expected to be ten. The current fiscal environment and uncertainty in defense budgets may cause additional delay to the start of construction or result in a reduction in the number of ships being procured, but we believe the Ohio Replacement Program may represent a significant opportunity for us in the future.

SSN-774 Virginia-class fast attack submarines
Construct the newest attack submarines as the principal subcontractor to Electric Boat. The SSN-774 Virginia-class is a post-Cold War design tailored to excel in a wide range of warfighting missions, including anti-submarine and surface ship warfare; special operation forces; strike; intelligence, surveillance, and reconnaissance; carrier and expeditionary strike group support; and mine warfare.